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As filed with the Securities and Exchange Commission on June 28, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

divine, inc.
(exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4301991 (I.R.S. Employer Identification No.)

1301 NORTH ELSTON AVENUE
CHICAGO, ILLINOIS 60622
(773) 394-6600
(Name, address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Jude M. Sullivan, Esq.
Senior Vice President, Secretary, and General Counsel
divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622
(773) 394-6600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

D. Mark McMillan, Esq.
Bell, Boyd & Lloyd LLC
70 West Madison Street
Chicago, Illinois 60602
(312) 372-1121

        Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A common stock, par value $0.001 per share, and associated rights to purchase Series A junior participating preferred stock(2)	2,062,042	$3.08	$6,340,779	$583

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act and based upon the average of the high and low prices of divine's Class A common stock as reported on the Nasdaq National Market on June 26, 2002.
(2)
Each share of divine Class A common stock is accompanied by 25 Series A junior participating preferred stock purchase rights that trade with the divine Class A common stock. The value attributed to those rights, if any, is reflected in the market price of the divine Class A common stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the divine Class A common stock.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 28, 2002

PROSPECTUS

2,062,042 Shares

divine, inc.

Class A common stock

        This prospectus covers 2,062,042 shares of our Class A common stock that we will issue upon exchange or redemption of exchangeable shares of Delano Technology Corporation, a corporation existing under the laws of Canada. The exchangeable shares are being issued to certain shareholders of Delano pursuant to a Plan of Arrangement agreed to as part of our proposed acquisition of Delano.

        Each exchangeable share may be exchanged for one share of our Class A common stock, plus an amount in cash equal to all declared and unpaid dividends, if any, on each such exchangeable share. We will issue the shares of our Class A common stock offered by this prospectus only in exchange for, or upon the redemption of, the exchangeable shares. We will not receive any cash proceeds from this offering.

        We have agreed to bear all expenses of registration of our Class A common stock offered by this prospectus under federal and state securities laws.

        Our Class A common stock is listed on the Nasdaq National Market under the symbol "DVIN." On June 26, 2002, the closing price of our Class A common stock as reported on the Nasdaq National Market was $2.98 per share.

        Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

        You should rely only on the information contained or incorporated by reference in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations, and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the SEC's regional office at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The registration statement contains more information about us and our Class A common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

        The divine name and logo and the names of our products are trademarks or registered trademarks of divine, inc. This prospectus also includes trademarks of other companies.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the risk factors and the financials statements and related notes incorporated herein by reference.

        Unless we have indicated otherwise, references in this prospectus to "divine," "we," "us," "our" and similar terms are to divine, inc. and its consolidated subsidiaries, and references to "you," "your," and similar terms are to persons who hold exchangeable shares of Delano Technology Corporation (the "Exchangeable Shares") as a result of our proposed acquisition of Delano.

        All references in this document to "$" are to U.S. dollars except where otherwise indicated, and all references to share amounts and prices per share have been adjusted to reflect the 1-for-25 reverse stock split of our Class A common stock that we implemented on May 29, 2002.

        We are a service and software company focused on solutions for the extended enterprise. We help our clients maximize profits through better collaboration, interaction, and knowledge sharing throughout their entire value chain, including suppliers, partners, employees, and customers. We facilitate our customers' integration of advanced enterprise Web solutions with their business strategies and existing infrastructures by providing a combination of professional services, Web-based technology, and managed applications capabilities. We focus our offerings on Global 5000 and high-growth middle market firms and service over 20,000 customers through our three principal business groups: (1) divine Professional Services, which provides systems integration, software installation, and strategy and technology infrastructure consulting services; (2) divine Software Services, which develops and deploys software solutions that focus on collaboration, workflow, and relationship and content management; and (3) divine Managed Services, which hosts and manages clients' critical software and Internet applications.

        This prospectus relates to the shares of our Class A common stock that we will issue upon exchange or redemption of Exchangeable Shares. The Exchangeable Shares are being issued to certain eligible and electing shareholders of Delano Technology Corporation, which we call "Delano" in this prospectus, in connection with our proposed acquisition of Delano. Under the terms of a Plan of Arrangement agreed to by way of a Combination Agreement, dated as of March 12, 2002, and amended as of May 30, 2002, between Delano and us, we have agreed to acquire Delano, subject to certain customary conditions, including the approval of the shareholders of Delano.

        Under the proposed Plan of Arrangement, we will acquire all of the outstanding Delano common shares, and each holder of a Delano common share will become entitled to receive, for that share, either (i) 0.04748 shares of our Class A common stock or (ii) in the case of certain electing Canadian-resident Delano shareholders, 0.04748 Exchangeable Shares. The Exchangeable Shares are exchangeable for shares of our Class A common stock on a one-for-one basis upon the election of the holder of the Exchangeable Shares or upon certain other events discussed under "How We Will Issue Our Class A Common Stock to You" beginning on page 27.

        You should carefully consider the tax consequences of exchanging Exchangeable Shares for shares of our Class A common stock, and acquiring, holding, and disposing of shares of our Class A common stock. For Canadian federal income tax purposes, when you exchange a Exchangeable Share for shares of our Class A common stock, you generally will realize a capital gain or loss to the extent the net proceeds exceed or are less than the holder's adjusted cost base of the Exchangeable Share. On the redemption of an Exchangeable Share, you will generally be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital of the Exchangeable Share at the time the Exchangeable Share is so redeemed. Please refer to "Canadian Federal Income Tax Considerations" beginning on page 32. For U.S. federal income tax purposes, we intend to treat the Exchangeable Shares as if they are shares of our Class A common stock. A non-U.S. holder generally, with certain exceptions, will not be subject to U.S. federal income tax on any gain realized as a result of an exchange of Exchangeable Shares for our Class A common stock or on any gain realized as a result of a subsequent sale of our Class A common stock. Dividends, if any, paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. withholding taxes. Please refer to "United States Federal Income Tax Considerations" beginning on page 38.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below, and all of the other information included or incorporated by reference in this prospectus. Any of the following risks could materially adversely affect our business, financial condition, or operating results and could negatively impact the value of your investment.

The exchange of your Exchangeable Shares is generally taxable.

        The exchange of Exchangeable Shares for shares of our Class A common stock is generally a taxable event in Canada (and, under certain circumstances, may also be a taxable event in the United States), although as noted below under "Canadian Federal Income Tax Considerations—Draft Legislation: Share for Share Exchanges", the Canadian Minister of Finance has announced his intention to amend the Income Tax Act (Canada) to allow shares of Canadian corporations to be exchanged for shares of non-Canadian corporations on a tax-deferred basis under circumstances and conditions that have yet to be disclosed. Your tax consequences depend on a number of factors, including your residency, the method of the exchange (redemption or purchase), and the length of time you held the Exchangeable Shares prior to the exchange. See "Canadian Federal Income Tax Considerations" beginning on page 32 and "United States Federal Income Tax Considerations" beginning on page 38.

Holders of Exchangeable Shares who request to exchange such shares for our Class A common stock will not receive the shares of our Class A common stock for seven to ten business days from the date that they request such an exchange.

        Holders of Exchangeable Shares who request to receive our Class A common stock in exchange for their Exchangeable Shares will not receive our Class A common stock for seven to ten business days after the applicable request. During this period, the market price of divine Class A common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by the holder of Exchangeable Shares on the effective date of exchange.

We have incurred significant losses in the past, and we expect to incur additional losses in the future.

        We incurred net losses of approximately $9,407,000 for the period from inception on May 7, 1999 through December 31, 1999, aproximately $470,319,000 for the year ended December 31, 2000, approximately $369,824,000 for the year ended December 31, 2001, and approximately $70,896,000 for the three month period ended March 31, 2002. The majority of these losses in 1999 and 2000 were related to the consolidated operations of our associated companies and charges we took to reduce the carrying values of these associated companies. The majority of our losses in 2001 and the first three months of 2002, however, were related to the operation of our business and our operation of businesses we have acquired, and we do not expect to be profitable until at least the fourth quarter of this year. In addition, changes to our business strategy, operating plans, and product lines, and any restructuring activity, may cause us to incur additional expenses. Our financial results also will be affected by our operation of businesses that we may acquire in the future, some of which may have incurred substantial losses.

        Our operating plan depends on us achieving significant increases in revenue and cash receipts and significant decreases in expenses. There is a substantial risk, however, that our revenue and cash receipts will not grow at a sufficient rate, and that we will not be able to reduce our expenses to keep them in line with our revenue. If we are unable to meet our revenue and expense management goals, we will need to significantly reduce our workforce, sell certain of our assets, enter into strategic relationships or business combinations, discontinue some or all of our operations, or take other similar restructuring actions. While we expect that these actions would result in a reduction of recurring costs, they also may result in a reduction of recurring revenues and cash receipts. It is also likely that we would incur substantial non-recurring costs to implement one or more of these restructuring actions.

Our liquidity is limited.

        We have never generated positive cash flows from operations and our current liquidity and capital resources are limited. In the second quarter of 2002, we implemented a salary reduction program for employees and received approximately $22.9 million in the first of two rounds of a $61.6 million private placement of our Series B convertible preferred stock in order to help address these limitations. We expect that the private placement and our pending merger with Viant Corporation will significantly contribute to our ability to satisfy our current liquidity needs. If we do not receive the additional $38.7 million in the second round of the private placement and complete the merger with Viant, each of which are subject to numerous closing conditions, we may need to pursue additional alternative means of addressing our current liquidity needs. We may not be able to do this on a timely basis. Our ability to obtain additional financing may be limited by the terms of our Series B convertible preferred stock. Even if we do complete the merger with Viant, we may not realize the benefits the merger with Viant is expected to bring to our balance sheet and cash position if:

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  our rate and Viant's rate of cash consumption are not reduced;

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  our contingencies or commitments, and/or those of Viant, are greater than expected; or

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  integration costs incurred as a result of the merger with Viant are greater than expected.

If our Class A common stock is delisted from the Nasdaq National Market, the liquidity, visibility, and price of our Class A common stock may decrease, and Viant Corporation could terminate its merger agreement with us.

        On May 16, 2002, we received a Nasdaq Staff Determination letter, indicating that our Class A common stock failed to comply with the $1.00 minimum bid price requirement for continued listing on Nasdaq set forth in Nasdaq Marketplace Rule 4310(c)(4), and that our Class A common stock was therefore subject to delisting from Nasdaq. As a means of satisfying the Nasdaq minimum bid price requirement, our board of directors proposed a reverse stock split, which our stockholders approved during our annual meeting on May 21, 2002, and which we implemented on May 29, 2002. See "Recent Developments—Reverse Stock Split." Subsequent to the reverse stock split, we have received confirmation from the Nasdaq Listing Qualifications Department that our Class A common stock satisfies the minimum bid requirement and all other requirements for continued listing on the Nasdaq National Market. There can be no assurance, however, that our Class A common stock will comply with the listing requirements of Nasdaq in the future or that our Class A common stock will not be delisted from Nasdaq for other reasons.

        If our Class A common stock is delisted from the Nasdaq National Market in the future, we would be forced to list our Class A common stock on the Nasdaq SmallCap Market, OTC Bulletin Board, or some other quotation medium, depending upon our ability to meet the specific listing requirements of those quotation systems. If we are forced to list our Class A common stock on an alternative quotation system, an investor might find it more difficult to buy and sell, or to obtain accurate price quotations for, shares of our Class A common stock. This lack of visibility and liquidity could further decrease the price of our Class A common stock. In addition, delisting from the Nasdaq National Market might negatively impact our reputation and, as a consequence, our business.

        If we fail to use our reasonable efforts to cause our Class A common stock to meet the continued listing criteria of the Nasdaq National Market, Viant Corporation may terminate its merger agreement with us and collect from us a termination fee of $2,680,000. See "Recent Developments—Viant Acquisition" on page 21.

We have been in business for only three years, have little operating history, and have a new business strategy that may continue to change, which makes it difficult to evaluate our business.

        We were formed in May 1999 and began operations as an Internet holding company engaged in business-to-business e-commerce through a community of associated companies. We announced a new strategy to focus on enterprise Web solutions in February 2001. Because we have only been operating under this new business strategy for just over one year, there is limited data upon which you can evaluate our prospects. As we continue to analyze business plans and internal operations in light of market developments, we may decide to make further substantial changes in our business plan and organization. These changes in business strategy may include moving into areas in which we have little or no experience. Furthermore, our future business strategy will depend on our ability to successfully acquire and integrate other businesses as we continue to seek to expand our portfolio of products and services. We are, and will remain for the foreseeable future, subject to risks, expenses, and uncertainties frequently encountered by young companies, and it will continue to be difficult to evaluate our business and its likelihood of success.

Our overall performance and quarterly operating results may fluctuate and will be affected by the revenues and expenses generated from the products and services of businesses we have recently acquired and fluctuations in the sales of these products and services.

        We expect the revenues of businesses we have recently acquired to comprise a significant portion of our revenues in the future. In particular, we expect the revenues of RoweCom Inc., a provider of knowledge resources that we acquired in November 2001, to represent a significant portion of our revenues. Fluctuations in the revenues generated from our offering of customer interaction management (or "CIM") solutions, content management, knowledge resources, and professional services will likely impact our overall performance, and risks relating to our CIM solutions, content management, knowledge resources, and professional services may affect our success as a whole.

        Moreover, our revenues and results of operations have varied substantially from quarter to quarter. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

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  the completion of acquisitions and the increased revenues and expenses associated with the acquired businesses;

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  the success of, and costs associated with, acquisitions, joint ventures, or other strategic relationships;

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  losses or charges incurred by associated companies that may include significant write-downs, write-offs, and impairment charges;

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  the level of product and price competition;

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  the length of our sales and implementation processes;

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  the size and timing of individual transactions;

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  seasonal trends;

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  the mix of products and services sold;

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  software defects and other product quality problems;

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  the timing of new product introductions and enhancements by us and our competitors;

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  customer order deferrals in anticipation of enhancements or new products to be offered by us and our competitors;

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  changes in foreign currency exchange rates;

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  customers' fiscal constraints; and

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  general economic conditions.

        Because RoweCom's cash flow is seasonal in nature, RoweCom periodically will have to rely on financing from us and third parties to support its working-capital needs. RoweCom has an established practice of paying publishers 30 to 60 days before receipt of its customers' funds. Consequently, RoweCom will make substantial expenditures in the fourth quarter of each year, while receiving the majority of its cash receipts relating to those purchases late in the first quarter of the following year. Given these seasonal cash flow imbalances, if RoweCom has an unexpected demand for liquid capital, and we are unable to provide financing or RoweCom cannot obtain financing from third parties on commercially reasonable terms, or at all, when needed, it could have a material adverse effect on our future results of operations and financial condition.

If we do not successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

        Our business strategy includes the acquisition of other businesses that are complementary to ours, including other providers of enterprise software products, professional services, or managed applications. We may not be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisitions, or successfully integrate any acquired businesses into our operations. Acquisitions, including our recently completed acquisitions of eshare communications, Inc., Open Market, Inc., RoweCom Inc., Eprise Corporation, and Data Return Corporation, and our pending acquisitions of Delano Technology Corporation and Viant Corporation, involve a number of special risks and challenges, including:

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  diversion of management's attention;

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  expenses incurred to effect the transactions;

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  assimilation of the operations and personnel of acquired companies;

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  inability to eliminate redundant expenses;

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  incorporation of acquired products into existing product lines;

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  adverse short-term effects on reported operating results;

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  assumption of the liabilities (known or unknown) of acquired companies;

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  loss of acquired customers;

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  adverse reaction by our customers, vendors, and the capital markets if we are unable to consummate announced acquisitions;

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  possible loss of key employees; and

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  difficulty of presenting a unified corporate image.

For example, as a result of our recent acquisitions of Open Market, eshare, Data Return, and RoweCom, we have assumed the potential liability related to securities class action lawsuits filed against these acquired companies for actions taken during each company's public offering and, as to Open Market, a claim of fraud as to certain sales of Open Market stock by certain officers of Open Market. Several securities class action lawsuits have also been filed against Viant and certain of Viant's current and former officers and directors with respect to its public offerings. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

        If we engage in future acquisitions, we might finance these acquisitions with available cash, the proceeds from possible debt financing, the issuance of additional equity securities (common or preferred stock), or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms. If we proceed with one or more significant future acquisitions, we may use a substantial portion of our available cash to consummate the acquisitions. If we consummate one or more significant acquisitions by issuing additional equity securities, the market price of our Class A common stock could decline and stockholders could suffer significant dilution. Furthermore, sellers may be reluctant to accept divine Class A common stock as consideration at its recent price level and given its historical volatility, in which case our ability to complete further acquisitions could be significantly limited.

        For most of the businesses that we may acquire, we will likely have to record significant goodwill and other intangible assets, and generally accepted accounting principles may require us to recognize substantial amortization charges on the other intangible assets, reducing our future reportable earnings. We also will have to periodically test our goodwill and other intangible assets for impairment. If we determine that the value of the goodwill and/or the intangible assets have been impaired, we will be required to recognize substantial charges that would adversely affect our operating results. In addition, these acquisitions could involve significant non-recurring, acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

Our failure to retain key personnel may negatively affect our business.

        Our success depends on our ability to retain senior executives and other key employees who are critical to the continued advancement, development, and support of our products and services and ongoing sales and marketing efforts. The loss of any key personnel or any significant group of employees could negatively affect our future business and prospects. If our management does not succeed in their roles, or we are not able to effectively allocate management responsibilities and cause our officers and senior managers to operate effectively as a group, our business could be negatively affected.

        Employee morale and our ability to attract and retain qualified employees may also be adversely affected by our recent salary reduction for employees in the second quarter of 2002 and by the decline and substantial fluctuation in the market price of our Class A common stock since its initial public offering, as many of our employees hold options with exercise prices far greater than our recent stock price.

Revenues from our professional services division are difficult to predict because they are derived from project-based engagements.

        For the year ended December 31, 2001, we derived approximately 77% of our revenues from professional services. Almost all of these revenues were from project-based client engagements, which vary in size and scope. As a result, the revenues of our professional services division are difficult to predict because a client that accounts for a significant portion of these revenues in one period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, because many of our professional services engagements involve sequential stages, each of which may represent a separate contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new professional services projects.

If we cannot keep our billable professionals engaged on client projects, our future revenues could decline and our operating results could be adversely affected.

        Virtually all the client contracts of our professional services division allow the client to terminate our services on relatively short notice and do not guarantee us any specific or minimum amount of business from the client. To the extent that any significant clients decrease their use of our professional services, delay an engagement, or terminate their relationship with us, the revenues of our professional services division could decline substantially and our overall operating results could be adversely affected to the extent we are unable to quickly redeploy our billable professionals to other client engagements.

We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results.

        The market for our products and services is intensely competitive, fragmented, and subject to rapid change. We compete with a variety of companies that provide software services, professional services, and managed services independently or on an integrated basis. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results. Furthermore, many of our current and potential competitors have longer operating histories; significantly greater financial, technical, product development, and marketing resources; greater name recognition; and a larger customer base than we do.

If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

        The market for many of our products and services is newly emerging. As a result, we cannot accurately estimate the potential demand for them. We believe that market acceptance of many of our products and services will depend principally on our ability to:

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  timely develop or acquire products and services that meet changing customer needs;

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  effectively market our products and services;

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  hire, train, and retain a sufficient number of qualified sales and marketing personnel;

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  provide high-quality and reliable customer support for our products;

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  distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;

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  develop a favorable reputation among our customers, potential customers, and participants in the software industry; and

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  withstand downturns in general economic conditions or conditions that would slow corporate spending on software products and professional services.

Our inability to accomplish any of the foregoing may limit our ability to expand our customer base. If our customer base does not expand, we may never become profitable and our stock price will likely decline.

Our success depends upon the market for Internet services, which, along with the general economy, is experiencing a downturn.

        Since late 2000, and particularly since September 11, 2001, the market for Internet services and technology has experienced a significant decline. This decline is at least partly attributable to funding difficulties experienced by many companies, a general economic slowdown, and instability in the financial markets. These developments have caused many of our current and potential customers and clients to cancel, reduce, and/or delay some projects. A prolonged economic slowdown or continued uncertainty about the future of the market for Internet services also will adversely affect our business and financial results. If demand for our products and services does not improve, increased competition for business may result in significant decreases in the prices we charge for our products and services.

The market for our products and services may not improve in a timely manner or to the extent necessary to allow us to achieve and sustain profitability or viability in the near future.

Our success will depend upon the ability of our products to work with a large variety of hardware, software, database, and networking systems.

        The success of our products will depend on the ability of our products to integrate and be compatible with customer systems, particularly hardware systems, operating systems, and data sources, as well as or better than competing products. The success of our products will also depend on the ability of our existing products to work well with one another, with new products we develop, and with new software developed by third parties. We currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database, and networking systems. If we cannot support an increasing number of systems in the future, we might not gain broad market acceptance.

Customers will be less likely to accept our products if we are unable to introduce in a timely manner new software products and enhancements that meet industry requirements.

        The market for our software products is subject to rapid technological change, changing customer needs, frequent new product introductions, and evolving industry standards that may render our existing products and services obsolete. As a result, unforeseen changes in customer and technological requirements for application features, functions, and technologies could limit our ability to develop market share or could rapidly erode our position in those markets in which we have an established presence. Our growth and future operating results will depend in part upon our ability to develop and introduce new applications that anticipate, meet, or exceed technological advances in the marketplace, meet changing customer requirements, respond to competitive products, and achieve market acceptance.

        New products, platforms, and language support typically require long development and testing periods. New products or enhancements may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products, or customer claims against us, any of which could harm our business. Our product acquisition, development, and testing efforts have required, and are expected to continue to require, substantial investments. We may not possess sufficient resources to make these necessary investments.

        We also expect to develop and introduce new and enhanced versions of products as an integrated suite. In addition to the risks and uncertainties inherent in the development and introduction of new products, we will face significant challenges in developing and introducing new products and versions that work together effectively and allow customers to achieve the benefits of a broader product offering. We may not be able to identify or overcome these challenges.

If we cannot cross-sell our current products and services and the products and services of our acquired companies to the customers of the acquired companies and our current customers, we will not achieve one of the expected benefits of our acquisitions.

        After we acquire a company, we intend to offer the products and services of that company to our existing customers and to offer our products to the existing customers of the acquired company. One company's customers may not have an interest in the other companies' products and services. If we fail to cross market our products and services, we will not achieve one of the expected benefits of our acquisitions, and this failure could have a material adverse effect on our business, financial condition, and operating results.

Our business may be adversely affected if there are defects in our software or we are unable to acquire third-party software or hardware that is error-free.

        Software products as complex as those that we offer may contain errors that could occur at any point in a product's life cycle. We have, in the past, discovered software errors in certain of our products and have experienced delays in shipment or implementation of products or services during the period required to correct these errors. Despite extensive testing by us and by our current and potential customers, errors in our software may be found in the future. This could result in a loss of, or delay in, market acceptance and sales; diversion of development resources; injury to our reputation; or increased service and warranty cost. In particular, the call center environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and will limit our ability to uncover all defects prior to shipment and installation at a customer's location. We also license certain software used in our products from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Third-party software or hardware may contain errors that we depend upon others to correct. These errors could cause problems with the installation and operation of our products, which could harm our business.

We may face potential liability to customers if our servers, systems, or products, or our customers' systems, fail.

        Our software, portal, and applications products and managed and professional services are often critical to the operation of our customers' businesses and provide benefits that may be difficult to quantify. If one of our servers, systems, or products, or a customer's system fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for that failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

We could lose our competitive advantage if we fail to adequately protect our proprietary rights, and any related litigation could be costly and time consuming.

        We rely on a combination of patent, copyright, trade secret, and trademark laws, confidentiality procedures, and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. We may not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt by us to enforce our intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts, or might result in the loss of the intellectual property altogether. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

Other companies may claim that our products infringe their intellectual property rights, which could harm our business.

        Third parties may claim that we are infringing their intellectual property rights. We expect that the risk of infringement claims will rise as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. To develop our services and products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. These licenses may not be available on commercially reasonable terms, if at all. Former employers of our present and future employees may assert claims that these employees improperly disclosed confidential or proprietary information to us. Any such claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product-shipment delays, or require us to pay money damages or enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology on commercially reasonable terms, or at all, our business, operating results, and financial condition could be materially and adversely affected.

We may not be able to prevent online security breaches, which could interrupt our operations, damage our reputation, and expose us to liability.

        A party that is able to circumvent our security systems or the security systems of our customers could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies have coverage limits and exclusions that may prevent reimbursement for losses caused by security breaches. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by any breaches. Despite these efforts, we may not be able to prevent all security breaches.

Future government regulation could place financial burdens on our business.

        Because of the Internet's popularity and increasing use, new laws and regulations may be adopted that could have an adverse effect on us. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of the Internet and e-commerce, which could decrease our revenue and place additional financial burdens on our business. Federal, state, or foreign agencies have also adopted, and may continue to adopt, laws or regulations affecting the use of outbound call processing systems. These laws or regulations could limit the market for our products or expose us to liability, which could materially adversely affect our business, operating results, and financial condition.

Restrictions relating to the privacy of Internet users and the collection and use of online data could limit the utility of the personalization functionality of our products and, therefore, the attractiveness of those products to customers.

        One of the principal features of our products is the ability to develop and maintain profiles of online users to assist business managers in personalizing content and in displaying tailored commercial offers to specific online users. By limiting the ways that this feature can be used, proposed and existing legal restrictions on the collection and use of information relating to Internet users could materially and adversely impact our products. For example, legislation has been proposed in some jurisdictions that would regulate the practice of placing small information files, or "cookies," on a user's hard drive to gather information. Likewise, regulation of the practice of online preference marketing is also under consideration in many jurisdictions. Moreover, legislation regulating online and offline data collection is already in place in the United States and elsewhere, including the European Union. Although regulatory and legislative efforts in this area are relatively new and still developing, they continue to gain attention, and continued regulation and legislation in this area could adversely affect the demand for our products.

Our key personnel have entered into non-compete agreements that could prevent us from engaging in certain activities and acquiring interests in some companies.

        Andrew J. Filipowski, our chairman and chief executive officer; Michael P. Cullinane, our executive vice president, chief financial officer, and treasurer and a director; and Paul L. Humenansky, our president and chief operating officer and a director, have entered into consulting and non-compete agreements with PLATINUM technology International, inc., now a wholly owned subsidiary of Computer Associates International, Inc. These agreements prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004, from participating or engaging, directly or indirectly, in the development, manufacture, marketing, or distribution of any products or services offered by PLATINUM as of March 29, 1999, or any products or services offered by PLATINUM after that date in the development of which they had actively participated. PLATINUM was, as of March 29, 1999, and continues to be, engaged in the business of developing, marketing, and supporting software products for managing information technology infrastructures and providing related professional services. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment, and management of Web content.

        Under these agreements, Messrs. Filipowski, Cullinane, and Humenansky also are prohibited from soliciting, or assisting another person to solicit or attempt to solicit, persons or entities that were current customers of PLATINUM or its affiliates before the end of the respective consulting periods of Messrs. Filipowski, Cullinane, and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity that competes with PLATINUM.

        To manage our business effectively in light of these agreements, we have consulted with PLATINUM and Computer Associates before making any acquisition to confirm that a breach of these agreements would not result. These consulting and non-compete agreements could limit our business opportunities, which could impair our success.

Delays in sales and the implementation cycle for CIM solutions and managed applications could adversely affect us.

        If we experience delays in, or cancellations of, sales or implementations of CIM solutions and managed applications, our business and financial results could be hurt. To sell these products, we generally must provide a significant level of education to prospective customers regarding their use and benefits. In addition, prospective customers generally make a significant commitment of resources in connection with the implementation of these products. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of these solutions has generally been six months or more. Our implementation cycle could be lengthened in the future by delays over which we have little or no control, increases in the size and complexity of our installations, and the number of third-party systems with which our products must be integrated. In addition, any unexpected delays in individual implementations could generate negative publicity and expose us to liability claims from our customers.

Our strategy to expand our international operations is subject to many unique risks that may prevent us from maintaining or increasing our international revenues.

        A significant element of our business strategy is to expand our operations in international markets. For example, we expect our recent acquisitions of RoweCom, Open Market, and eshare to significantly increase our international presence, as each of these companies generates a significant amount of its revenues outside the United States. This projected expansion will require significant management attention and financial resources. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues. Our international operations are subject to a number of inherent risks, which will increase as the international operations expand, including:

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  significant volatility in the level and timing of business;

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  the impact of possible recessionary environments in economies outside the United States;

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  changes in foreign legal and regulatory requirements;

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  changes in tariffs;

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  the costs of localizing products for foreign markets and integrating products with foreign system components;

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  longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  potentially adverse tax consequences;

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  political and economic instability; and

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  the higher cost of foreign service delivery.

        Although expenses incurred in foreign countries typically have been denominated in the local currencies, revenues generated by international sales typically have been paid in U.S. dollars, British pounds, or Euros. We could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations.

Our growth in operations will likely depend upon the successful development of direct and indirect sales channels.

        Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical and direct sales personnel and to outsource effectively our customer-support functions. We also believe that our future growth will depend on our ability to continue to develop and maintain indirect sales channels, including VARs and distributors. Additionally, our investment of significant resources to develop these indirect sales channels could adversely affect our operating results if they do not generate sufficient additional revenues.

        If we are unable to recruit and retain qualified VARs and distributors, our results of operations could be adversely affected. Increased indirect sales also could adversely affect our average selling prices and result in lower gross margins because lower unit prices typically are charged on sales made through indirect channels. Sales of products through indirect channels will reduce our gross profits from our services because VARs and distributors provide these services.

        As indirect sales increase, our direct contact with our customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction, and recognizing emerging customer requirements. In addition, VARs and distributors may develop, acquire, or market products competitive with our products. Our strategy of marketing products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors.

The market price of our Class A common stock may continue to be volatile, which could cause litigation against us and prevent our stockholders from reselling their shares at or above the prices at which they acquired them.

        From our initial public offering in July 2000 through the date of this prospectus, the price per share of our Class A common stock has ranged from a high of $311.00 to a low of $2.98 (each as adjusted to reflect the 1-for-25 reverse stock split we effected on May 29, 2002). The market price of our Class A common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which are beyond our control, including:

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  quarterly variations in operating results;

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  volatility in the stock market;

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  volatility in the general economy, including as a result of any additional terrorist attacks or responses to terrorist attacks;

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  changes in interest rates;

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  the impact of our reverse stock split;

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  the impact of our recent private placement;

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  announcements of acquisitions, technological innovations, or new software, services, or products by us or our competitors; and

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  changes in financial estimates and recommendations by securities analysts.

        In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet, CRM, and CIM product and related professional-service companies. Broad market and industry factors may decrease the market price of our Class A common stock. As a result, our stockholders may be unable to resell their shares of our Class A common stock at or above the price at which they acquired them. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. This litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our Class A common stock or failure of the market price to increase could also harm our ability to retain key employees, our access to capital, and other aspects of our business, which also could harm our business.

        Additionally, there can be no assurance that the market price of our Class A common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. If the market price of our Class A common stock declines, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would have occurred in the absence of a reverse stock split.

Our stockholder rights plan and provisions in our certificate of incorporation, our bylaws, and Delaware law could delay or deter tender offers or takeover attempts that may offer our stockholders a premium for their Class A common stock.

        Our stockholder rights plan and provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to our stockholders. These impediments include:

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  the rights issued in connection with the stockholder rights plan that will substantially dilute the ownership of any person or group that acquires 15% or more of our Class A common stock unless the rights are first cancelled or redeemed by our board of directors, in its discretion;

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  the classification of our board of directors into three classes serving staggered, three-year terms;

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  the inability of our board of directors to issue, without approval of the holders of our Series B convertible preferred stock, additional shares of senior or parity preferred stock with rights as it deems appropriate;

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  a requirement that special meetings of our board of directors may be called only by our chairman, president, or a majority of our board of directors;

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  a prohibition against action by written consent of our stockholders;

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  a requirement that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders; and

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  the adoption of a provision of Delaware law that prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors.

        The existence of the stockholder rights plan and these provisions may deprive our stockholders of an opportunity to sell their shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our Class A common stock.

Concentration of ownership among our principal stockholders may prevent you from influencing significant corporate decisions, and the interests of our principal stockholders may conflict with your interests.

        The holders of our Series B convertible preferred stock own, in the aggregate, approximately 11.7% of our outstanding Class A common stock, assuming (1) that we complete our acquisition of Viant Corporation described under "Recent Developments" and we issue approximately 8,000,000 shares of our Class A common stock in that transaction, (2) that we complete our acquisition of Delano and we issue approximately 2,062,000 shares of our Class A common stock in that transaction, (3) that the 22,941 shares of Series B convertible preferred stock issued in the first round of the private placement with Oak Investment Partners described under "Recent Developments" are converted into 3,823,499 shares of our Class A common stock, and (4) that prior to the closing of the merger with Viant, none of the outstanding options or warrants to acquire our Class A common stock or Viant common stock have been exercised. Furthermore, if the second round of our private placement with Oak Investment Partners closes, the holders of our Series B convertible preferred stock will own, in the aggregate, approximately 29.2% of our outstanding Class A common stock, assuming the conversion of the Series B convertible preferred stock at the initial conversion price of $6.00 per share and the exercise in full of the related warrants for cash. Also, the holders of our Series B convertible preferred stock currently have the right to appoint one member to our board of directors and, if the second round of the private placement occurs, will have the right to appoint a second member. This would give the holders of our Series B convertible preferred stock the right to appoint two out of eleven of our directors. As a result, the holders of the Series B convertible preferred stock have, and will continue to have, significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger with another entity, a consolidation or sale of all or substantially all of our assets, changes to our legal and capital structure, and amendments to our certificate of incorporation. Additionally, the holders of the Series B convertible preferred stock, together with their affiliates, have other business activities in addition to their ownership in us. It is possible that they may exercise their influence in ways that serve their individual interests, but that do not serve the best interests of our other stockholders.

The trading volume in our Class A common stock may continue to be low, which could prevent you from reselling your shares of our Class A common stock when you want, as well as at or above the price at which you acquire them.

        The daily average trading volume of our Class A common stock has historically been, and is likely to continue to be, low, especially in light of the significant number of outstanding shares of our Class A common stock and the large number of shares that are issuable upon the conversion of the Series B convertible preferred stock and upon conversion of the Series B convertible preferred stock issuable upon exercise of the warrants issued in the private placement. As a result, it may be difficult for you to sell the shares of our Class A common stock you receive when you want, as well as at a price at or above the price at which you acquired them.

Our Series B convertible preferred stock ranks senior to our Class A common stock.

        The rights, preferences, and privileges of our Series B convertible preferred stock rank senior to our Class A common stock. In the event of our liquidation, dissolution, or winding up, or upon our merger with or acquisition by another company or person, the holders of our Series B convertible preferred stock will be entitled to a liquidation preference equal to $1,000 per share (the amount paid for each such share) before any amounts are paid to the holders of our Class A common stock. In addition, the holders of our Series B convertible preferred stock will participate with the holders of our Class A common stock ratably on an as-converted basis in the distribution of assets, or the proceeds thereof, until the holders of our Series B convertible preferred stock shall have received with respect to each share of Series B convertible preferred stock held thereby $3,000 (inclusive of the $1,000 liquidation preference described in the preceding sentence). Furthermore, upon the occurrence of certain triggering events, the holders of our Series B convertible preferred stock have the right to require us to redeem all or a portion of any outstanding shares of Series B convertible preferred stock for a cash purchase price of $1,000 per share (the amount paid for each such share). Additionally, we are prohibited from issuing, without the consent of the holders of a majority of the outstanding shares of our Series B convertible preferred stock, any equity securities that are senior to or in parity with the Series B convertible preferred stock. The rights, preferences, and privileges of our Series B convertible preferred stock could adversely affect the value of our Class A common stock.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects, and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties, and other factors include:

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  our ability to become cash flow positive before we deplete our unrestricted cash reserves or become insolvent;

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  our ability to maintain our Nasdaq National Market listing;

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  our ability to execute our integrated Web-based software services, professional services, and managed services strategy;

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  our ability to successfully implement our acquisition strategy, including our ability to integrate the operations, personnel, products, and technologies of, and address the risks associated with, acquired companies;

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  our ability to develop enterprise Web software and services;

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  the uncertainty of customer demand for enterprise Web software and services;

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  our ability to expand our customer base and achieve and maintain profitability;

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  our ability to retain key personnel;

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  our ability to predict revenues from project-based engagements;

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  our ability to keep pace with technological developments and industry requirements;

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  our ability to efficiently manage our growing operations;

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  changes in the market for Internet services and the economy in general, including as a result of any additional terrorist attacks or responses to terrorist attacks;

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  increasing competition from other providers of software solutions, professional services, and managed applications;

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  the extent to which customers want to purchase software applications under hosted subscription based models; and

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  our ability to address the risks associated with international operations.

        See "Risk Factors" for a description of these factors. Other matters, including unanticipated events and conditions, also may cause our actual future results to differ materially from these forward-looking statements. We cannot assure you that our expectations will prove to be correct. In addition, all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements mentioned above. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this prospectus. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE COMPANY

Overview

        We are a service and software company focused on solutions for the extended enterprise. We help our clients maximize profits through better collaboration, interaction, and knowledge sharing throughout their entire value chain, including suppliers, partners, employees, and customers. We facilitate our customers' integration of advanced enterprise Web solutions with their business strategies and existing infrastructures by providing a combination of professional services, Web-based technology, and managed applications capabilities. We focus our offerings on Global 5000 and high-growth middle market firms and service over 20,000 customers through three principal business groups:

  divine Professional Services combines our knowledge of how to design and deploy software solutions with our expertise in technology, infrastructure, and marketing services and offers services for legacy systems integration, brand extension, call center automation, business process optimization, operational strategy consulting, SAP installation, supply chain and customer management, and technology infrastructure consulting.

  divine Software Services deploys software solutions that focus on collaboration, workflow, and relationship and content management such as voice-based customer contact tools, auto-response applications, telephony webinars (Web-based seminars), secured messaging, team interaction, content acquisition, organization and management, content delivery, and training programs.

  divine Managed Services builds, hosts, manages, monitors, and secures clients' critical applications by offering design and engineering of managed hosting solutions; installation, configuration, and testing of hardware and software systems; ongoing maintenance, back-ups, and upgrades; performance and security monitoring; and technical support.

        We have forged strategic partnerships and alliances with a number of leading organizations to strengthen the delivery of open and extensible e-business solutions to our customers. Our technology integrates with leading server platforms such as BEA WebLogic, IBM WebSphere, Microsoft Windows NT, and Sun Solaris. Additionally, we have joined the alliance programs of key vendors such as BEA, Hewlett-Packard, IBM, Microsoft, Computer Associates, Netscape, Oracle, and Sun/iPlanet to extend support to our mutual customers and introduce our solutions into new arenas. While these alliances add value to all of our constituencies, they also provide us and our partners with additional technical, marketing, and sales resources to expedite the development and delivery of complete e-business solutions.

        Our principal offices are located at 1301 N. Elston Avenue, Chicago, Illinois 60622, telephone number (773) 394-6600. We also have satellite offices located throughout North America, Europe, Asia, and Australia. Our homepage is located on the Web at http://www.divine.com, where you can find additional information about us; however, that information generally is not targeted at investors and is not part of this prospectus. All references to "we," "us," "our," and "divine" refer to divine, inc. and its consolidated subsidiaries.

Historical Information

        We were incorporated as divine interVentures, inc. on May 7, 1999 and commenced operations on June 30, 1999. We began by engaging in business-to-business e-commerce through a community of associated companies in which we invested. From September 30, 1999 to December 31, 2000, we acquired interests in 40 associated companies, established a total of 13 associated companies whose opportunities were consistent with our former business strategy, while further developing our operational procedures and capabilities.

        In February 2001, we announced our strategy to focus primarily on enterprise Web solutions, and changed our name to divine, inc. Since then, interests in our associated companies that provide Web-based technology, software, professional services, and managed applications are no longer reflected separately but have become integrated into our core business strategy and operating model as a fully integrated set of products and services. Our other associated companies, offering software and services focused on e-commerce and vertical markets, were included in our divine interVentures portfolio. As of December 31, 2001, we have completely written off our investments in the associated companies in our divine interVentures portfolio, other than amounts included in available-for-sale securities.

        We have executed a disciplined acquisition strategy enabling us to acquire market-leading technology, significant intellectual property, and world-class talent that round out our extended enterprise solutions. We have acquired companies providing professional services, Web-based technology, and managed services, positioning us to provide comprehensive solutions and a single point of accountability to our customers.

Our Strategy

        Our goal is to become the recognized leader in advanced enterprise Web solutions that offer global businesses the ability to improve collaboration, workflow, and business relationships through delivery of a powerful combination of technology, software, services and managed applications. As the flow of information becomes more liberated and complex, we believe that a new breed of provider must unite the skills and emerging technologies required to create the advanced enterprise Web solutions that allow companies to go beyond transaction processing. In order to reach this goal, we have adopted these key strategic objectives:

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  Position divine as a technology owner and solutions integrator. We plan to differentiate ourselves by positioning divine as a technology owner and solutions integrator.

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  Develop, acquire, and integrate offerings and solutions. We will continue to focus on developing, acquiring, and integrating additional innovative technologies and solutions that can be combined to offer a powerful and comprehensive set of integrated services, technologies, and hosting capabilities that advance and extend our customers' businesses to include external and internal business communities.

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  Target a specific customer base. We plan to target customers who can benefit from greater collaboration, interaction, more efficient workflow, and better management of business relationships between their customers, employees, partners, suppliers, prospects, and sources of information. We believe these customers are primarily in the financial services, insurance, energy, pharmaceutical, biotechnology, and telecommunications industries.

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  Expand our relationships with existing customers. We currently offer solutions from one or more of our business groups to approximately 20,000 customers. By expanding our relationships with our current customers, we can increase our offerings to them and capitalize on cross-selling opportunities with their customers, suppliers, partners, and distributors.

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  Support and complement our solutions through alliances with business partners. We will continue to establish strategic alliances that supply additional channels for our products, help us to build industry-specific solutions for our customers, and enable us to attract and retain customers who prefer to deal with large, stable solutions providers.

Recent Developments

  Data Return Acquisition

        In January 2002, we completed our acquisition of Data Return Corporation pursuant to an agreement and plan of merger we entered into with Data Return in November 2001. Data Return provides advanced managed hosting services based on Microsoft technologies. Data Return provides these services to businesses seeking to outsource the deployment, maintenance, and support of their complex Web sites. Its services include providing, configuring, operating, and maintaining the hardware, software, and network technologies necessary to implement and support these web sites. Data Return also offers additional services options, such as scalability and architecture testing, storage solutions, and a suite of security services, including firewalls. Under the terms of the Data Return merger agreement, we issued a total of approximately 2,977,000 shares of our Class A common stock in exchange for all of the outstanding Data Return common stock, and Data Return became one of our wholly owned subsidiaries.

  Northern Light Technology Acquisition

        Also in January 2002, through one of our wholly owned subsidiaries, we acquired certain assets of Northern Light Technology LLC, which is a leading provider of search and content integration solutions. We acquired these assets in exchange for approximately 560,000 shares of our Class A common stock and the assumption of certain liabilities of Northern Light. In addition, we issued a warrant to purchase up to 4,803 shares of our Class A common stock, with an exercise price of $14.50 per share, to one of the customers of Northern Light in connection with the assumption of that customer's contract.

  RWT Acquisition

        In February 2002, we acquired RWT Corporation (d/b/a Real World Technology, Inc.), which is a leading provider of production management and tracking software to manage data across the supply chain and improve plant productivity. In exchange for all of the outstanding RWT stock and the cancellation of RWT's debt, we issued a total of approximately 31,000 shares of our Class A common stock, and RWT became one of our wholly owned subsidiaries.

  Perceptual Robotics Acquisition

        In February 2002, we also acquired the 66.7% of the equity interests of Perceptual Robotics, Inc. that we did not already own in exchange for approximately 177,000 shares of our Class A common stock and $55,000 in cash. Perceptual Robotics develops, markets, and sells Internet-enabled camera technology solutions, including its TrueLook software. TrueLook software is used by leading enterprises around the world to deploy and manage networks of live internet cameras, and the picture and video data they generate. As a result of this transaction, Perceptual Robotics became one of our wholly owned subsidiaries.

  NetUnlimited Acquisition

        Also in February 2002, we acquired the approximately 22% remaining equity interests of NetUnlimited, Inc. that we did not already own in exchange for approximately 14,000 shares of our Class A common stock. NetUnlimited specializes in computer network solutions and network infrastructure. As a result of this transaction, NetUnlimited became one of our wholly owned subsidiaries.

  Delano Technology Acquisition

        In March 2002, we entered into a Combination Agreement with Delano Technology Corporation. Delano offers customer relationship management software that incorporates advanced analytics with interaction capabilities on a flexible and scalable technology platform. Under the terms of the Delano Combination Agreement, we will issue approximately 2,062,000 shares of our Class A common stock, including the shares of our Class A common stock issuable on a one-for-one basis upon exchange of the Exchangeable Shares, in consideration of all of the outstanding shares of Delano, and Delano will become one of our wholly owned subsidiaries. Completion of the Delano merger is subject to a number of conditions, including the approval of the merger by Delano's shareholders.

  Viant Acquisition

        In April 2002, we entered into an agreement and plan of merger with Viant Corporation. Viant is a professional services firm that helps global companies identify and solve complex business problems with digital solutions. Viant's integrated teams of strategists, creative designers, and technologists offer services focused on collaboration networks, knowledge portals, and the leverage of intellectual property to assist clients in improving business processes and increase revenue productivity. Under the terms of the Viant merger agreement, we will issue approximately 8,000,000 shares of our Class A common stock in exchange for all of the outstanding shares of Viant, and Viant will become one of our wholly owned subsidiaries. Completion of the Viant merger is subject to a number of conditions, including the approval of the merger by Viant's stockholders and our stockholders.

        We anticipate that the integration of these companies into our products and services offering will help us to deliver a combination of software, technology-based solutions, professional services, and hosting/managed applications that allow businesses to increase efficiency, generate revenue, advance their brand, and build customer loyalty.

  Denalii Acquisition

        In April 2002, we acquired Denalii Inc., a provider of content management solutions for the Asian market, in exchange for 60,190 shares of our Class A common stock. In addition, we granted options to purchase a total of 19,600 shares of our Class A common stock to certain continuing employees of Denalii and we agreed to issue a maximum of $5,600,000 of our Class A common stock if the acquired Denalii business meets certain revenue thresholds in 2002.

  Reverse Stock Split

        In order to maintain our listing on the Nasdaq National Market, effective as of May 29, 2002, we executed a 1-for-25 reverse stock split, which our stockholders approved at our annual meeting on May 21, 2002. We have since been informed by Nasdaq that our Class A common stock is in compliance with all of the continued listing requirements for the Nasdaq National Market.

  Oak Private Placement

        On May 29, 2002, we entered into a securities purchase agreement with Oak Investment Partners X, Limited Partnership and certain other investors, including Andrew Filipowski, our Chairman and Chief Executive Officer. On May 31, 2002, we closed the first of two rounds of this $61.6 million private placement. In the first round, we issued and sold to the investors an aggregate of 22,941 shares of our Series B convertible preferred stock for an aggregate purchase price of approximately $22.9 million. Those shares of Series B convertible preferred stock are convertible into an aggregate of 3,823,499 shares of our Class A common stock, subject to adjustment for certain antidilution events. However, unless we obtain the approval of our stockholders, the shares of Series B convertible preferred stock cannot be converted into more than an aggregate of 3,823,500 shares of our Class A common stock. The holders of the shares of Series B convertible preferred stock are entitled to vote on an as-converted basis with the holders of our Class A common stock on all matters submitted for a vote of the holders of our Class A common stock. However, the holders of the Series B convertible preferred stock will not be entitled to more than 19.99% of our aggregate voting power unless stockholder approval is obtained. Additionally, under the terms of the securities purchase agreement, we agreed to increase the size of our board from 9 to 10 to add a director to be designated by Oak Investment Partners.

        If the second round of the private placement closes, we will issue to the investors, for an aggregate purchase price of approximately $38.7 million, an additional 38,659 shares of Series B convertible preferred stock, which will be convertible into 6,443,166 shares of our Class A common stock. Additionally, we would issue warrants to purchase 9,667 shares of Series B convertible preferred stock. We also would issue warrants to purchase an additional 9,569 shares of Series B convertible preferred stock, which, if exercised in full, would provide us additional proceeds of approximately $9.6 million and would be convertible into 1,611,166 shares of our Class A common stock, and we would increase our board to add a second director to be designated by Oak Investment Partners. Conditions to the completion of the second round of the private placement include, but are not limited to, approval by our stockholders, the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, if applicable, and the lack of redemption triggering events as set forth in the securities purchase agreement, such as materially restating our financial statements, having made a materially untrue representation or warranty in the securities purchase agreement, selling or disposing of more than $50 million of assets or property within any two year period, or affecting certain payment obligations under an Alliance Agreement with Microsoft, all of which may be waived by the investors.

        We agreed to prepare and file with the SEC one or more registration statements covering the resale of the shares of Class A common stock issuable upon conversion of the shares of Series B convertible preferred stock, including the shares of Series B convertible preferred stock issuable upon exercise of the warrants. If any of those registration statements are not declared effective by the SEC by the relevant deadline set forth in the related registration rights agreement, or if, after being declared effective, sales of our Class A common stock covered by those registration statements cannot be made due to a failure by us to disclose certain information (subject to certain grace periods), we are required to pay to the holders of the Series B convertible preferred stock, or Class A common stock issued upon conversion of the Series B convertible preferred stock, covered by those registration statements an amount in cash equal to 2% of the purchase price attributable to those shares for each 30 day period, or pro rata portion thereof, that the applicable registration statement is not effective or available.

        A special meeting of our stockholders has been scheduled for July 17, 2002, to obtain approval for the issuance of more than 3,823,500 shares of our Class A common stock upon conversion of shares of Series B convertible preferred stock, the issuance of additional shares of Series B convertible preferred stock and warrants to purchase shares of Series B convertible preferred stock, and the general voting rights of the Series B convertible preferred stock.

USE OF PROCEEDS

        We are offering to issue our Class A common stock in exchange for the Exchangeable Shares, and we will not receive any cash proceeds from those exchanges.

        This prospectus also covers any additional shares of our Class A common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of Class A common stock. In addition, this prospectus covers the preferred stock purchase rights that currently trade with our Class A common stock and entitle the holder to purchase additional shares of our Class A common stock under certain circumstances.

DESCRIPTION OF CAPITAL STOCK

General

        The following summary describes the material terms of our capital stock. It also summarizes material provisions of our Third Amended and Restated Certificate of Incorporation, as amended, and our bylaws, as amended and restated.

        Our certificate of incorporation authorizes us to issue 2,600,000,000 shares of common stock, of which 2,500,000,000 shares are designated Class A common stock, par value $0.001 per share, and 100,000,000 shares are designated Class C convertible common stock, par value $0.001 per share. Furthermore, our certificate of incorporation authorizes us to issue 50,000,000 shares of preferred stock, of which 2,000,000 are designated Series A junior participating preferred stock, par value $0.001 per share, and 100,000 are designated Series B convertible preferred stock, par value $0.001 per share. As of May 31, 2002, there were 18,285,825 shares of our Class A common stock and no shares of our Class C common stock issued and outstanding, no shares of our Series A junior participating preferred stock issued and outstanding, and 22,941 shares of our Series B convertible preferred stock issued and outstanding. We expect to issue approximately 2,062,000 additional shares of our Class A common stock in connection with our acquisition of Delano, including shares issued at the effective time of our acquisition of Delano and shares later issued pursuant to the prospectus from time to time in exchange for Exchangeable Shares, and approximately 8,000,000 additional shares of our Class A common stock in connection with our proposed acquisition of Viant Corporation. We also expect to issue an additional 38,659 shares of our Series B convertible preferred stock in connection with the closing of the second round of our private placement to a group of investors led by Oak Investment Partners.

Common Stock

        We have two Classes of common stock: Class A common stock and Class C convertible common stock. Except as set forth below, our Class A common stock and Class C convertible common stock have identical rights.

  Voting

        Holders of our Class A common stock are entitled to one vote per share. Holders of our Class C convertible common stock, of which there currently are none, are not entitled to any voting rights. All actions submitted to a vote of stockholders will be voted on by holders of Class A common stock voting together as a single class, except as discussed below or provided by law.

  Conversion

        Our Class A common stock has no conversion rights. Holders of our Class C convertible common stock, of which there are currently none, may convert their Class C convertible common stock into our Class A common stock, in whole or in part, at any time and from time to time.

  Dividends

        Holders of our Class A common stock and Class C convertible common stock are entitled to receive cash dividends equally on a per share basis if and when the dividends are declared by our board of directors from legally available funds. We will only be able to pay a dividend on our common stock when all accrued and unpaid dividends on our preferred stock have been paid or declared and set apart for payment. In the case of any dividend paid in common stock, holders of Class A common stock are entitled to receive the same percentage dividend payable in shares of Class A common stock that the holders of Class C convertible common stock receive payable in shares of Class C convertible common stock.

  Liquidation

        After satisfaction of the liquidation preferences of all securities ranking senior to the Class A common stock and Class C convertible common stock, such as our Series B convertible preferred stock described below, the holders of Class A common stock and Class C convertible common stock will share with each other on an equal basis as a single class in any net assets available for distribution to holders of shares of common stock upon liquidation.

  Other Terms

        We will not be able to reclassify, subdivide or combine shares of one class of common stock without at the same time proportionately reclassifying, subdividing, or combining shares of the other class of common stock.

        In any merger, consolidation, or business combination, the consideration to be received per share by holders of either Class A common stock or Class C convertible common stock must be identical to that received by holders of the other class of common stock, except that in any transaction in which shares of capital stock are distributed, the shares may differ as to voting rights only to the extent that voting rights currently differ between the Class A common stock and Class C convertible common stock.

        The rights, preferences, and privileges of holders of Class A common stock and Class C convertible common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any existing or future series of preferred stock such as our Series B convertible preferred stock described below. Holders of our Class A common stock and Class C convertible common stock have no preemptive, subscription, redemption, or conversion rights, except as described above. The outstanding shares of Class A common stock are, and the shares of Class A common stock to be issued by us upon exchange of the Exchangeable Shares will be, when issued pursuant to the terms of the Plan of Arrangement, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, with the consent of Oak Investment Partners and without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations, and restrictions granted to or imposed upon each such series of preferred stock, including but not limited to dividend rights, voting rights, and liquidation and conversion rights.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances, which provides desirable flexibility in connection with possible acquisitions and other corporate purposes. Our issuance of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

        In connection with our stockholders' rights plan described below, we have authorized and reserved for issuance up to 2,000,000 shares of our Series A junior participating preferred stock, par value $0.001 per share, upon exercise of the stock purchase rights ("Rights") issued pursuant to a Rights

Agreement between us and Computershare Investor Services LLC. Each share of our Series A junior participating preferred stock is entitled to: (1) quarterly dividend of the greater of (a) $10.00 per share or (b) 1,000 times the aggregate per share amount of all dividends declared on our Class A common stock (other than dividends, paid in shares, of our Class A common stock); (2) 1,000 votes on all matters submitted to our stockholders, voting together as one class with the holder of our Class A common stock; (3) a liquidation preference of $1,000 per share; and (4) an amount per share equal to 1,000 times the per share consideration received by the holders of our Class A common stock in the event of any consolidation, merger, combination, or similar transaction in which our Class A common stock is exchanged for or changed into other stock, securities, cash, or property. The Series A junior participating preferred stock is not redeemable and ranks junior to our Series B convertible preferred stock and ranks senior to our Series C special voting preferred stock.

        We have authorized a total of 100,000 shares of our Series B convertible preferred stock, par value $0.001 per share, of which 22,941 are issued and outstanding, and we expect to issue an additional 38,659 shares together with related warrants to purchase another 9,667. Our Series B convertible preferred stock is convertible into our Class A common stock at an initial conversion rate of 166.6667 shares of our Class A common stock for each share of Series B convertible preferred stock (equivalent to a conversion price of $6 per share of Class A common stock, based on the $1,000 liquidation value per share, the amount paid for each such share, of our Series B convertible preferred stock), which may be adjusted upon certain events, and vote with our Class A common stock on an as converted basis. Under certain circumstances, the vote of a majority of the total number of shares of Series B convertible preferred stock then outstanding, voting as a single class, is required to amend, alter, or repeal our certificate of incorporation, bylaws, or any certificate of designation. Holders of Series B convertible preferred stock have the option to have us redeem their shares of Series B convertible preferred stock for a cash purchase price of $1,000 per share, the amount paid for each such share, upon the occurrence of certain triggering events. In the event of our liquidation, dissolution, or winding up or upon a merger or acquisition of us, the holders of Series B convertible preferred stock will be entitled to a liquidation preference, before any amounts are paid to the holders of our Class A common stock, equal to $1,000 per share of Series B convertible preferred stock. Thereafter, the holders of Series B convertible preferred stock will participate with the holders of our Class A common stock ratably on an as-converted basis until the holders of Series B convertible preferred stock have received $3,000 with respect to each share (inclusive of the $1,000 initial liquidation preference) per share of Series B convertible preferred stock.

        In connection with our acquisition of Delano and the issuance of the Exchangeable Shares, we have authorized and will issue one share of our preferred stock, designated as Series C special voting preferred stock, par value $0.001 per share. This share of special voting stock will be issued to Computershare Trust Company of Canada, as trustee, which we call the "Voting and Exchange Trustee" in this prospectus, under the voting and exchange trust agreement between us, Delano, and the Voting and Exchange Trustee. The holder of that share of special voting stock is entitled to cast a number of votes equal to the number of outstanding Exchangeable Shares not owned by us or our affiliates as to which the holder of that share of special voting stock has timely received voting instructions from the holders of outstanding Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. The holders of our Class A common stock and the holder of the share of special voting stock will vote together as a single class on all matters.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

  Section 203 of Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our board of directors and/or our stockholders in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  Classified Board of Directors

        Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible, with staggered three-year terms. Directors may only be removed for cause by the holders of at least 66 and 2/3% of the voting power of our outstanding capital stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. In addition, our classified board of directors could delay attempts by stockholders who do not approve of our policies or procedures to elect a majority of our board of directors.

  No Stockholder Action by Written Consent; Special Meetings

        Our certificate of incorporation provides that our stockholders may not take action by written consent instead of a meeting. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before that meeting and a special meeting of our stockholders may only be called by our Chairman of the Board of Directors, our President, or a majority of our board of directors. In order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders' meeting and not by written consent.

  Stockholder Rights Plan

        Pursuant to a stockholders' rights plan between us and the rights agent and adopted by our board of directors in 2001, for each outstanding share of our Class A common stock, a dividend of one right was issued. Each right certificate entitles its holder to purchase 1/1,000th of a share of our Series A junior participating preferred stock for $15.00 per right. The rights are not exercisable unless a person or group has acquired, or announces the intent to acquire, 15% or more of our Class A common stock (20% or more if such a person or group owned 10% or more of our Class A common stock at the time of the plan's adoption). The rights, once exercisable, entitle the holder to purchase, for the exercise price of the rights, the number of shares of our Class A common stock having a market value of two times the exercise price of the rights. Alternatively, if the rights have become exercisable and we are acquired in a merger or other business combination, or 50% or more of our assets, cash flow, or earning power are sold, each right will entitle the holder to purchase, for the exercise price of the right, the number of shares of the acquiring company's common stock that, at the time of the transaction, have a market value of two times the exercise price of the right.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Computershare Investor Services, LLC.

PLAN OF DISTRIBUTION

        We will issue divine Class A common stock to you as follows:

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  you may at any time exchange your Exchangeable Shares for an equal number of shares of our Class A common stock (see "How We Will Issue Our Class A Common Stock to You—You may retract your Exchangeable Shares");

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  Delano may, under certain circumstances, purchase or redeem your Exchangeable Shares by exchanging them for an equal number of shares of our Class A common stock (see "How We Will Issue Our Class A Common Stock to You—Delano may redeem your Exchangeable Shares"); and

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  upon certain liquidation or insolvency events of us or Delano, you may be required to, or may elect to, exchange your Exchangeable Shares for shares of our Class A common stock (see "How We Will Issue Our Class A Common Stock to You "—Liquidation of Delano," "—Insolvency of Delano," and "—Liquidation of divine").

        We have not engaged any broker, dealer, or underwriter in connection with this offering of our Class A common stock.

HOW WE WILL ISSUE OUR CLASS A COMMON STOCK TO YOU

        The following describes how we will issue shares of our Class A common stock in exchange for your Exchangeable Shares. This description is a summary of certain provisions of the following documents we entered into as part of our proposed acquisition of Delano:

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  the Plan of Arrangement;

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  Appendix 1 to the Plan of Arrangement;

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  the Voting and Exchange Trust Agreement; and

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  the Exchangeable Share Support Agreement.

        The form of the Plan of Arrangement (including the provisions attaching to the Exchangeable Shares), which is Exhibit C to the Combination Agreement, is included as a separate exhibit to the registration statement of which this prospectus forms a part. We also have included the Combination Agreement, the form of Voting and Exchange Trust Agreement, and the form of Exchangeable Share Support Agreement as exhibits to that registration statement, and the following description is qualified in its entirety by reference to the Plan of Arrangement (including the provisions attaching to the Exchangeable Shares), the Voting and Exchange Trust Agreement, and the Exchangeable Share Support Agreement.

You may retract your Exchangeable Shares

        You are entitled, at any time, to retract (in other words, to require Delano to redeem) any or all Exchangeable Shares owned by you and to receive one share of our Class A common stock for each Exchangeable Share you retract plus an amount equal to any declared and unpaid dividends on such Exchangeable Shares. Your right of retraction is subject to our retraction call right described below. You may retract your Exchangeable Shares by presenting to Delano or its transfer agent a certificate or certificates representing the Exchangeable Shares that you desire to have Delano redeem, together with other documents and instruments required under the Business Corporations Act (Ontario) (the

"OBCA") or the bylaws of Delano or by its transfer agent, and a properly executed retraction request. The retraction request needs to:

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  state that you desire to have all or a specified number of your Exchangeable Shares redeemed by Delano;

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  state the business day on which you desire to have Delano redeem your Exchangeable Shares;

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  acknowledge our right to purchase all but not less than all the Exchangeable Shares that you wish to retract directly from you;

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  acknowledge that your request to retract your Exchangeable Shares is a revocable offer by you to sell such Exchangeable Shares us in accordance with our right to purchase such Exchangeable Shares on the terms and conditions described below; and

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  state whether you are a resident or nonresident of Canada for the purposes of the Income Tax Act (Canada).

        The business day on which you desire to have divine redeem your Exchangeable Shares can be not less than 7 business days and not more than 10 business days after the date on which Delano receives your retraction request. If you do not specify a day in your retraction request, the date of retraction will be the tenth business day after the date on which Delano received your retraction request.

        Promptly after Delano receives your retraction request, Delano will notify us of the request. Within five business days after that notice from Delano, in order to exercise our call right, we must deliver a call notice to Delano. If we (or any entity we wholly own that is disregarded for U.S. federal income tax purposes) delivers a retraction call notice within the five business day time period, and provided that you do not revoke your retraction request, Delano will not redeem the Exchangeable Shares specified by you for retraction, and instead we will buy those shares from you, on the date previously specified by you in your retraction request, for a purchase price per share equal to the sum of the market price of our Class A common stock on the last business day prior to the date of retraction (which shall be satisfied in full by delivery of one share of our Class A common stock for each such Exchangeable Share) plus an amount in cash equal to any declared but unpaid dividends on each such Exchangeable Share.

        If we do not deliver a call notice within the five business day period, and if you do not revoke your retraction request, Delano will redeem the Exchangeable Shares specified by you for retraction. On or after the redemption date, when you present and surrender the certificates representing your Exchangeable Shares and any other required documents at the office of the transfer agent or the registered office of Delano, we or Delano (depending on which one of us has acquired your Exchangeable Shares) will either:

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  deliver to you one share of our Class A common stock for each of your Exchangeable Shares at your address as recorded in Delano's securities register or at the address specified in your retraction request; or

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  hold a corresponding number of shares of our Class A common stock for pick-up by you at Delano's registered office or the office of the transfer agent, as specified by Delano in its written notice to you.

        Delano or we will deliver to you, or cause the transfer agent to deliver, if applicable, a check for an amount equal to any declared and unpaid dividends. If only a part of the Exchangeable Shares represented by any certificate is redeemed, or purchased by us pursuant to our retraction call right, a new certificate will be issued for the balance of such exchangeable shares.

        You may withdraw your retraction request by giving notice in writing to Delano before the close of business on the business day immediately preceding the date of retraction. If you withdraw your retraction request, you will void your retraction request and revoke your offer to sell your Exchangeable Shares to us.

        If Delano is not permitted by solvency requirements of applicable law to redeem any of the Exchangeable Shares tendered by a retracting holder, we must purchase such "unretracted" shares in exchange for a corresponding number of shares of our Class A common stock (and any declared and unpaid dividends) on the retraction date, under the exchange right provided for in the Voting and Exchange Trust Agreement, described below. See "—Insolvency of Delano."

Delano may redeem your Exchangeable Shares

        Subject to the provisions described below, Delano will have the right to redeem all of the then outstanding Exchangeable Shares by delivering one share of our Class A common stock for each Exchangeable Share (plus an amount in cash equal to any declared and unpaid dividends).

        In general, Delano may exercise this redemption right after the third anniversary of the effective date and upon 60 days' notice; however, Delano may also redeem the Exchangeable Shares:

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  on any earlier date, if there are fewer than 10% of the Exchangeable Shares issuable upon the effective date then outstanding (other than Exchangeable Shares held by us or our affiliates and as adjusted to reflect share splits and similar events);

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  after the first anniversary of the effective date, if there are fewer than 30% of the Exchangeable Shares issuable upon the effective date then outstanding (other than Exchangeable Shares held by us or our affiliates and as adjusted to reflect share splits and similar events); or

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  if any merger, amalgamation, arrangement, tender offer, material sale of shares or rights, or similar transaction involving divine occurs or any proposal related to any such transaction exists; provided that, among other things, the board of directors of Delano determines that it is not reasonably practical to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such a transaction and the redemption of Exchangeable Shares is necessary to enable the completion of the transaction.

The ability of Delano to exercise this redemption right also may be limited by applicable law.

        If Delano proposes to redeem your Exchangeable Shares, we (or any entity we wholly own that is disregarded for U.S. federal income tax purposes) will have a right to purchase on the redemption date all but not less than all of the Exchangeable Shares then outstanding by exchanging each then outstanding Exchangeable Share for one share of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends). When we exercises that right, you and the other holders of Exchangeable Shares will be obligated to sell the Exchangeable Shares to us and Delano's right to redeem the Exchangeable Shares will end.

        On or after the redemption date, when you present and surrender the certificates representing your Exchangeable Shares and any other required documents at the office of the transfer agent, the transfer agent, on behalf of Delano, will either:

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  deliver to you one share of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends) for each of your Exchangeable Shares at your address as recorded in our securities register; or

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  hold a corresponding number of shares of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends) for pick-up by you at the office of the transfer agent, as specified in its written notice to you.

We may purchase your Exchangeable Shares if Canadian tax laws change

        We (or any entity we wholly own that is disregarded for U.S. federal income tax purposes) have the right to purchase your Exchangeable Shares upon 45 days' notice to the transfer agent and Delano, upon delivery to the trustee of an opinion, in writing, signed by Canadian counsel, stating that there has been a change enacted to the Income Tax Act (Canada), as amended, and any corresponding Ontario legislation, such that the exchange of Exchangeable Shares for shares of our Class A common stock will generally be a tax-deferred transaction for Canadian residents who hold their Exchangeable Shares as capital property for purposes of the Income Tax Act (Canada).

        If we exercise that right, you and the other holders of exchangeable shares will be obligated to sell the Exchangeable Shares to us. On or after the change-in-law exchange date, when you present and surrender the certificates representing your Exchangeable Shares and any other required documents at the office of the transfer agent, the transfer agent, on our behalf, will either:

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  deliver to you one share of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends) for each of your Exchangeable Shares at your address as recorded in our securities register; or

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  hold a corresponding number of shares of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends) for pick-up by you at the office of the transfer agent, as specified in its written notice to you.

Liquidation of Delano

        If Delano liquidates, dissolves, or winds up its business, or otherwise distributes its assets among its shareholders for the purpose of winding up its affairs, you will have preferential rights to receive, subject to applicable law, for each Exchangeable Share, one share of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends) from the assets of Delano on the effective date of any such liquidation event.

        On or after the date of any such liquidation event, you may surrender certificates representing your Exchangeable Shares, together with other documents required to effect the transfer of Exchangeable Shares under the OBCA or the bylaws of Delano or by its transfer agent, at Delano's registered office or the office of the transfer agent. After the certificates and other documents are received from you and subject to the exercise by divine of its right described below, Delano will:

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  deliver to you one share of our Class A common stock for each of your Exchangeable Shares at your address as recorded in our securities register; or

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  hold a corresponding number of shares of our Class A common stock for pick-up by you at Delano's registered office or the office of the transfer agent, as specified by Delano in its written notice to you.

        If Delano liquidates, dissolves, or winds up its business, or otherwise distributes its assets among its shareholders for the purpose of winding-up its affairs, we (or any entity we wholly own that is disregarded for U.S. federal income tax purposes) will have the right to purchase all but not less than all of the outstanding Exchangeable Shares by exchanging each Exchangeable Share for one share of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends). Upon the exercise of this right by us, you will be obligated to sell your Exchangeable Shares to us. The purchase by us of all of the outstanding Exchangeable Shares upon the exercise of our right will occur on the date on which Delano liquidates, dissolves, or winds up its business or otherwise distributes its assets among its shareholders for the purpose of winding up its affairs.

Insolvency of Delano

        If a Delano insolvency event occurs, you will be entitled to instruct the Voting and Exchange Trustee to require us to exchange any or all outstanding Exchangeable Shares (other than Exchangeable Shares held by divine or its affiliates) for an equal number of shares of our Class A common stock (plus an amount in cash equal to any declared and unpaid dividends).

        A Delano insolvency event will occur if:

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  Delano initiates any bankruptcy, insolvency, or winding up proceeding; or

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  Delano consents to the institution of bankruptcy, insolvency, or winding-up proceedings against it; or

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  any person files a petition, answer, or consent seeking dissolution or winding-up of Delano under any bankruptcy, insolvency, or similar laws, including, for example, the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), if Delano fails to contest in good faith any of these proceedings within 30 days after Delano becomes aware of them; or

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  Delano consents to the filing of any petition seeking its dissolution or winding-up or to the appointment of a receiver; or

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  Delano makes a general assignment for the benefit of creditors; or

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  Delano admits in writing its inability to pay its debts generally as they become due; or

  •
  Delano is not permitted by law to redeem any Exchangeable Shares in connection with a retraction request for solvency reasons.

        Whenever a Delano insolvency event occurs and while it continues, you will be entitled, subject to the provisions of the Voting and Exchange Trust Agreement, to instruct the Voting and Exchange Trustee to exercise the exchange right as to any or all of your Exchangeable Shares. By giving this instruction, you will require us to purchase your Exchangeable Shares. As soon as practicable following a Delano insolvency event or any event that may, with the passage of time or the giving of notice, become a Delano insolvency event, we and Delano will give written notice of the event to the Voting and Exchange Trustee. As soon as practicable after receiving the notice, the Voting and Exchange Trustee will notify you of the event or potential event and will advise you of your rights as to the exchange right.

Liquidation of divine

        If a divine liquidation event occurs, we will be required to exchange each outstanding Exchangeable Share (other than Exchangeable Shares held by us or our affiliates) on the fifth business day before the effective date of a divine liquidation event for one share of our Class A common stock (plus any declared and unpaid dividends).

        A divine liquidation event will occur if:

  •
  our board of directors decides to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to divine or decides to effect any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up, or other distribution; or

  •
  we receive notice of, or we otherwise become aware of, any threatened or instituted action to liquidate, dissolve, or wind up divine's business or to make any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, and we fail to contest in good faith the action within 30 days of becoming aware of it.

        Following the fifth business day before a divine liquidation event, at your request and after you surrender your Exchangeable Share certificates, properly endorsed in blank and accompanied by any required instrument of transfer, we will deliver to you one share of our Class A common stock for each Exchangeable Share you hold.

Exchangeable Share Support Agreement

        The Exchangeable Share Support Agreement provides, among other things, that we will do everything needed for Delano to exchange Exchangeable Shares for shares of our Class A common stock according to all laws that may apply, as set out above. The form of Exchangeable Share Support Agreement is included as an exhibit to the registration statement of which this prospectus is a part, and we refer you to that exhibit for the full terms of the Exchangeable Share Support Agreement.

Withholding

        Under the Plan of Arrangement (including the Exchangeable Share provisions) and the Voting and Exchange Trust Agreement, certain amounts relating to taxes may be withheld, if applicable, from any consideration otherwise deliverable to you on the exchange or redemption of your Exchangeable Shares or from any dividends you are entitled to receive.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to divine, the following is a summary of the principal Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) of, (1) exchanging Exchangeable Shares for shares of divine Class A common stock, and (2) acquiring, holding and disposing of such shares of divine Class A common stock, in either case to a person who (for the purposes of the Income Tax Act (Canada) and at all relevant times) is resident in Canada, holds Exchangeable Shares and will hold shares of divine Class A common stock as capital property, and who deals at arm's length with, and is not affiliated with, divine. Exchangeable shares and shares of divine Class A common stock will generally constitute capital property to a holder thereof unless the holder holds such securities in the course of carrying on a business or has acquired such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain holders of Exchangeable Shares whose exchangeable shares might not otherwise qualify as capital property may be able to make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) to have every "Canadian security" (as defined in the Income Tax Act (Canada)) owned by such shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Persons not holding their Exchangeable Shares as capital property should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

        This summary does not apply to a person in respect of whom divine is or will be a "foreign affiliate" within the meaning of the Income Tax Act (Canada). The Income Tax Act (Canada) contains "mark-to-market" provisions relating to securities held by certain financial institutions that this summary does not take into account. Persons that are "financial institutions" for purposes of such rules should consult their own tax advisors. It is assumed for the purposes of this summary that Delano will be a "taxable Canadian corporation" within the meaning of the Income Tax Act (Canada) at all relevant times.

        This summary is based upon the current provisions of the Income Tax Act (Canada), the regulations adopted thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date hereof, and a certificate of an officer of divine with respect to certain factual matters. This summary also takes into account any proposed changes to the Income Tax Act (Canada) and regulations thereunder that have been publicly announced by the Canadian Minister of Finance prior to the date hereof and assumes that all such changes will be enacted as proposed. However, no assurances can be given that any such proposed changes to the Income Tax Act (Canada) and regulations will be enacted as proposed, or at all.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any proposed changes to the Income Tax Act (Canada) and regulations thereunder that are publicly announced by the Canadian Minister of Finance prior to the date hereof, does not take into account or anticipate any changes in law, whether by legislative, governmental, or judicial decision or action, or any changes in the administrative practices and policies of the Canada Customs and Revenue Agency. This summary does not take into account the tax legislation of any province, territory, or foreign jurisdiction, which may differ from Canadian federal income tax legislation. No advance income tax ruling has been sought or obtained from the Canada Customs and Revenue Agency to confirm the tax consequences of any of the transactions herein described.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business, or tax advice to any particular person. Accordingly, readers should consult their own tax advisors for advice with respect to the income tax consequences to them of exchanging Exchangeable Shares for shares of divine Class A common stock and acquiring, holding, and disposing of such shares of divine Class A common stock, having regard to their own particular circumstances.

        For purposes of the Income Tax Act (Canada), all amounts (including dividends, adjusted cost base and proceeds of disposition) relating to the exchange of Exchangeable Shares for shares of divine Class A common stock and the acquisition, holding, and disposition of such shares of divine Class A common stock must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In this summary, references to divine Class A common stock include all Series A junior participating preferred stock purchase rights that trade with such divine Class A common stock.

Ancillary Rights and Call Rights

        As described at page 78 of the Delano circular dated June 14, 2002, Broadview International LLC (Delano's financial advisor) has expressed the view that certain ancillary rights with respect to Exchangeable Shares received by the holders of such shares under the arrangement have a nominal fair market value from a financial point of view to such holders. Any such determination of value is not binding upon the Canada Customs and Revenue Agency however, and counsel expresses no opinion on the appropriateness or accuracy of such view. This summary assumes that such ancillary rights have nominal fair market value at all relevant times.

        As described at page 77 of the Delano circular dated June 14, 2002, Broadview International LLC has expressed the view that the rights to acquire the Exchangeable Shares granted to divine by Delano shareholders who receive Exchangeable Shares on the arrangement (which call rights are exercisable in the event of, among other things, the exercise of the right to exchange Exchangeable Shares by a holder thereof for shares of divine Class A common stock, a redemption of Exchangeable Shares by Delano, a liquidation of Delano, or a change in Canadian federal and Ontario tax laws that allows holders of Exchangeable Shares who are Canadian residents to exchange their Exchangeable Shares for shares of divine Class A common stock on a tax-deferred basis) have a nominal fair market value from a financial point of view to such holders. Any such determination of value is not binding upon the Canada Customs and Revenue Agency however, and counsel expresses no opinion on the appropriateness or accuracy of such view. This summary assumes that such call rights have nominal fair market value at all relevant times.

Redemption or Retraction of Exchangeable Shares

        On the redemption (including pursuant to a retraction) of an exchangeable share by Delano, the holder of that Exchangeable Share will generally be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of the shares of divine Class A common stock received by the holder from Delano on the redemption of the Exchangeable Share, plus the amount of any declared but unpaid dividends on the Exchangeable Share prior to the date of such redemption) exceed the paid-up capital of the Exchangeable Share (for purposes of the Income Tax Act (Canada)) at the time the Exchangeable Share is so redeemed. Dividends on Exchangeable Shares deemed to be received by an individual will be required to be included in computing the individual's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada. Corporations holding Exchangeable Shares should consult their own tax advisors as to certain circumstances in which the amount of any such dividend that would otherwise be deemed to have been received by a corporation will be reduced or eliminated (which would increase any capital gain on such shares—see below). Dividends deemed to be received on Exchangeable Shares by a corporation will be included in computing the corporation's income. Such dividends will generally be deductible in computing the corporation's taxable income, except in two circumstances:

(1)
if the dividend recipient is a "specified financial institution" that acquired the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

(2)
if divine or any other person with whom divine does not deal at arm's length (including Delano) is a "specified financial institution" at the time that dividends are deemed to be paid on the Exchangeable Shares.

        A corporation will generally be a "specified financial institution" for purposes of the Income Tax Act (Canada) if it is a bank, a trust company, a credit union, an insurance corporation, a corporation whose principal business is either the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, or a corporation controlled by or related to such entities. divine has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length (nor any partnership or trust of which it or any such person is a member or beneficiary, respectively) is a specified financial institution at the current time. However, there can be no assurance that this status will not change prior to any time at which dividends are deemed to be received by a corporate shareholder holding Exchangeable Shares.

        A "private corporation" (as defined in the Income Tax Act (Canada)) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% on dividends deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing its taxable income. A "Canadian-controlled private corporation" (as defined in the Income Tax Act (Canada)) may be liable to pay an additional refundable tax of 6 2/3% on dividends deemed to be received on the Exchangeable Shares that are not deductible in computing taxable income.

        On the redemption (including pursuant to a retraction) of an exchangeable share by Delano, the holder thereof will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds described above less the amount of any deemed dividend. A holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of the Exchangeable Share (see "Taxation of Capital Gain or Capital Loss" below). As noted above, in some circumstances for a holder that is a corporation an amount that would otherwise be a deemed dividend may be deemed not to be a dividend but to instead be included in the corporation's proceeds of disposition.

Exchange of Exchangeable Shares other than on a Redemption or Retraction

        Where a holder of an Exchangeable Share exchanges it with divine for shares of divine Class A common stock, the holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value (at the time of the exchange) of the shares of divine Class A common stock received on the exchange. The proceeds of disposition may also include any amounts received from divine in respect of declared but unpaid dividends on the Exchangeable Share unless such dividend is required to be included in computing the income of the holder as a dividend. Holders should consult their own tax advisors in this regard (see "Taxation of Capital Gain or Capital Loss" below).

        Because of divine's call rights to acquire the Exchangeable Shares (described above), as well as the holder's right to an automatic exchange of the Exchangeable Shares in certain circumstances, a holder of exchangeable shares cannot control whether such holder will receive shares of divine Class A common stock by way of a redemption (including pursuant to a retraction) of the Exchangeable Shares by Delano or by way of a purchase of the Exchangeable Shares by divine. As described above, the Canadian federal income tax consequences of a redemption (including a retraction) differ from those of a purchase.

Draft Legislation: Share-for-Share Exchanges

        On October 18, 2000, the Canadian Minister of Finance announced that the Department of Finance would consider future amendments to the Income Tax Act (Canada) to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that in certain circumstances, these contemplated amendments (if enacted into law) could, in the future, allow a holder of Exchangeable Shares to exchange such shares for shares of divine Class A common stock on a tax-deferred basis (as opposed to the tax consequences described above). No specifics have been announced regarding these contemplated amendments, and in particular with respect to the various requirements that would have to be satisfied in order to permit a holder of Exchangeable Shares to exchange such shares on a tax-deferred basis for shares of divine Class A common stock, or whether these requirements could be satisfied in the circumstances.

Dividends on Shares of divine Class A common stock

        Dividends on shares of divine Class A common stock will be required to be included in the recipient's income for Canadian income tax purposes. Such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). A corporation receiving such dividends must include them in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on such dividends may be eligible for foreign tax credit or deduction treatment where applicable under the Income Tax Act (Canada).

Acquisition and Disposition of Shares of divine Class A common stock

        The cost of shares of divine Class A common stock received on the redemption (including pursuant to a retraction) or exchange of exchangeable shares will be equal to their fair market value at the time of such event, to be averaged with the holder's adjusted cost base of any other shares of divine Class A common stock held at that time by the holder as capital property.

        A disposition or deemed disposition of shares of divine Class A common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of those shares of divine Class A common stock immediately before the disposition. See "Taxation of Capital Gain or Capital Loss" below.

Taxation of Capital Gain or Capital Loss

        A person disposing of capital property must include in income for the year of disposition one-half of any capital gain (a "taxable capital gain"), and will generally be entitled to deduct one-half of any capital loss (an "allowable capital loss") from taxable capital gains realized in the year by that person. The portion of any such allowable capital loss that is not otherwise deducted from taxable capital gains realized in the year may be deducted from taxable capital gains realized in any of the three preceding years or any subsequent year to the extent and in the circumstances described in the Income Tax Act (Canada).

        Any such capital loss from the disposition of shares may, in certain circumstances, be reduced by the amount of any dividends (including deemed dividends) that have been received by that person on such shares to the extent and in the manner provided for in the Income Tax Act (Canada). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such shares.

        Capital gains realized by an individual or certain trusts may give rise to alternative minimum tax under the Income Tax Act (Canada). A "Canadian-controlled private corporation" (as defined in the Income Tax Act (Canada)) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

Foreign Property Information Reporting

        In general, a "specified Canadian entity" (as defined in the Income Tax Act (Canada)) for a taxation year or fiscal period whose total cost amount of "specified foreign property" (as defined in the Income Tax Act (Canada)) at any time in the year or fiscal period exceeds Cdn.$100,000 is required to file an information return for the year or period disclosing prescribed information in respect of such property, including the cost amount, any dividends received in the year, and any gains or losses realized in the year. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Shares of divine Class A common stock will constitute specified foreign property to a holder. Accordingly, holders of shares of divine Class A common stock should consult their own advisors regarding compliance with these rules.

Proposed Amendments Relating to Foreign Investment Entities

        On August 2, 2001, the Canadian Minister of Finance released revised draft legislation addressing the taxation of investments in non-resident entities called "foreign investment entities." In general, the proposed rules would apply to persons owning shares (or rights to acquire shares) of a foreign investment entity that are not "exempt interests" as defined. If divine is a "foreign investment entity," shares of divine Class A common stock would potentially be subject to the proposed rules unless they constitute "exempt interests." Under the current proposal (as extended by an announcement made by the Canadian Minister of Finance on December 17, 2001), the proposed rules will initially take effect for taxation years beginning after 2002. The proposed rules would require an annual determination of whether the holder's shares of divine Class A common stock satisfy the "exempt interest" exemption referred to above, and (if not) whether divine is a "foreign investment entity."

        For taxation years beginning after 2002, if divine is a "foreign investment entity" at the end of a given taxation year and shares of divine Class A common stock are not "exempt interests", a person who continues to hold shares of divine Class A common stock would be required on an annual basis to include in (or deduct from) income any increase (or decrease) in the value of those shares of divine Class A common stock during the year. The taxation of any capital gain that has accrued to December 31, 2002, on those shares of divine Class A common stock will be deferred until they are disposed of. Dividends received or deemed to be received by the holder on shares of divine Class A common stock would continue to be taxed in the manner described above under the heading "Dividends on Shares of divine Class A common stock."

        divine would not constitute a "foreign investment entity" at a particular time, and accordingly these proposed rules would not apply to holders of shares of divine Class A common stock, if at the end of divine's taxation year that includes the particular time, either (1) the "carrying value" of divine's "investment property" is not greater than one-half of the "carrying value" of all of its property, or (2) divine's principal business is not an "investment business" under these new rules.

        In any event, these rules will not apply to a holder if the holder's shares of divine Class A common stock constitute "exempt interests" at the end of the relevant taxation year of divine. A holder's shares of divine Class A common stock will constitute "exempt interests" at a particular time as long as divine is then a resident of the United States and the shares of divine Class A common stock are widely held and actively traded and listed on a prescribed stock exchange (which currently includes NASDAQ) throughout the period in the holder's relevant taxation year during which the holder holds them, unless it is reasonable to conclude that the holder had a tax avoidance motive in acquiring the shares of divine Class A common stock. divine believes that, as of the date hereof, divine is a resident of the United States and the shares of divine Class A common stock are widely held and actively traded within the meaning of these proposed rules. For these purposes, a holder will be considered to have a tax avoidance motive in acquiring shares of divine Class A common stock if the holder's main reasons for acquiring shares of divine Class A common stock include, (1) deriving a benefit attributable to income derived from "investment property," to profits or gains from the disposition of "investment property" or to an increase in value of "investment property," and (2) the deferral or reduction of tax that would have been payable by the holder had such holder realized such income, profits or gains.

        The determination of whether divine is a "foreign investment entity" and whether shares of divine Class A common stock constitute "exempt interests" must be made on an annual basis at the end of divine's taxation year. Although no assurances can be given in this regard, divine has advised counsel that it is not aware of any circumstances that would cause the relevant factors used in determining the status of shares of divine Class A common stock as "exempt interests" (which are based on divine's residence and the listing, holding and trading of shares of divine Class A common stock) to change. Holders of Exchangeable Shares should note that since the release of the revised proposals on August 2, 2001, officials of the Department of Finance have indicated that further amendments to these proposals are likely. As a result, it is not possible to know what form these rules will ultimately take when finally enacted, and as such holders should consult their own tax advisors concerning the progress of these rules and how they might apply to them in their particular circumstances.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        In the opinion of Bell, Boyd & Lloyd LLC, U.S. tax counsel to divine, the following describes the material United States federal income tax consequences to Non-U.S. Holders (as defined below) who receive divine Class A common stock upon the exchange or redemption of Exchangeable Shares and who subsequently dispose of such shares. U.S. Holders (as defined below) who acquire Exchangeable Shares should consult their own tax advisors as to the U.S. tax consequences of owning and disposing of such shares.

        This discussion is limited to Non-U.S. Holders who hold their Exchangeable Shares as capital assets. It does not describe all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as:

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  foreign personal holding companies; or

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

        This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury Regulations, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.

        Accordingly, holders are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

        As used herein, the term "Non-U.S. Holder" means any person who holds Exchangeable Shares other than a person who is a U.S. Holder. The term "U.S. Holder" means a beneficial owner of Exchangeable Shares that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, in general, if (x) it is subject to the primary supervision of a United States court and the control of one or more United States persons or (y) it has made an election to be treated as a United States person.

        The term "U.S. Holder" also includes certain former citizens and residents of the United States. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Exchange of Exchangeable Shares for, and Sale of, Shares of divine Class A common stock

        For U.S. federal income tax purposes, divine intends to treat the Exchangeable Shares as if they are shares of divine Class A common stock at all times. If this treatment is correct, the exchange of Exchangeable Shares for shares of divine Class A common stock will not result in a taxable event for U.S. federal income tax purposes. If the Exchangeable Shares are treated as issued by Delano for

U.S. federal income tax purposes, gain or loss will be realized on the exchange of Exchangeable Shares for shares of divine Class A common stock.

        A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized as a result of an exchange of Exchangeable Shares for divine Class A common stock or on any gain realized as a result of a subsequent sale of divine Class A common stock, unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or (2) in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met. Non-U.S. Holders described in either (1) or (2) above will generally be taxed in the same manner as U.S. holders. It is expected that such Non-U.S. Holders will recognize taxable gain or loss equal to the difference between the amount realized on the exchange or sale and the holder's adjusted tax basis in the Exchangeable Shares or in the divine Class A common stock, as applicable. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the exchange or sale the Exchangeable Shares or the divine Class A common stock, as applicable, have been held for more than one year. Non-U.S. Holders described in (1) or (2) above are urged to consult their tax advisors.

Dividends Paid on Shares of divine Class A common stock

        Dividends, if any, paid to a Non-U.S. Holder of divine Class A common stock will generally be subject to United States withholding tax at a rate of 30%, or such lower rate as provided by an applicable treaty between the United States and the country of residence of the Non-U.S. holder, unless the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the United States. Non-U.S. Holders receiving such effectively connected dividends generally will be taxed in the same manner as U.S. Holders, at ordinary United States federal income tax rates. A Non-U.S. Holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the United States withholding tax described above. Any effectively connected income of a corporate Non-U.S. Holder may be subject to an additional "branch profits tax."

        Under the Canada-United States Income Tax Treaty, dividends from United States sources distributed to residents of Canada are subject to a maximum withholding rate of 15%.

Backup Withholding and Information Reporting

        Generally, divine, or any other appropriate person, must report annually to the Internal Revenue Service (the "IRS") the amount of dividends paid to or proceeds received by the recipient from the sale of divine's stock, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        United States backup withholding tax is imposed on applicable payments to persons that fail to establish that they are entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. This backup withholding tax is imposed at a rate of 30% through December 31, 2003, with further reductions after that date. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

LEGAL MATTERS

        The validity of the shares of our Class A common stock that are covered by this prospectus has been passed upon for us by Bell, Boyd & Lloyd LLC, Chicago, Illinois. Certain Canadian federal income tax consequences are being passed upon for us by Osler, Hoskin & Harcourt LLP, and certain U.S. federal income tax consequences are being passed upon for us by Bell, Boyd & Lloyd LLC. See "United States Federal Income Tax Considerations" beginning on page 38.

EXPERTS

        The consolidated financial statements of divine as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, and the period from May 7, 1999 (inception) through December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are incorporated by reference into this prospectus in reliance upon the report given and upon the authority of KPMG LLP as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. Information in this prospectus updates, and in some cases, supersedes information incorporated by reference from documents we have filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference in this prospectus.

        The following documents or information that we have previously filed with the SEC are incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, as amended by our Form 10-K/A filed on May 9, 2002;

  •
  Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2002;

  •
  Our Current Reports on Form 8-K or 8-K/A filed with the SEC on June 11, 2002, June 3, 2002, May 31, 2002, May 24, 2002, May 9, 2002, May 2, 2002, April 5, 2002, March 28, 2002, March 14, 2002, and January 24, 2002;

  •
  The description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on March 21, 2000, as amended by our Form 8-A/A filed on June 4, 2002; and

  •
  The description of our Series A junior participating preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on February 13, 2001, as amended.

        In addition, all documents filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all of the shares covered by this prospectus are incorporated by reference into, and deemed a part of, this prospectus from the date of filing of those documents.

        You may request a copy of these documents, which will be provided to you at no cost, by contacting:

divine, inc.
Attention: Investor Relations
1301 North Elston Ave.
Chicago, Illinois 60622
Telephone: (773) 394-6600
Fax:(773) 394-6604
email: ir@divine.com

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses, all of which are to be borne by divine, in connection with the registration, issuance, and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$583
Legal Fees and Expenses	15,000
Accountants' Fees and Expenses	15,000
Printing and Engraving Expenses	5,000
Miscellaneous	4,417

Total	$40,000

Item 15. Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. divine has obtained directors' and officers' liability insurance.

        Article XII of divine's third amended and restated certificate of incorporation provides for indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of divine who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative, or investigative, because that person is or was serving as a director or officer of divine, or was serving at the request of divine as a director or officer of any other enterprise. divine also enters into indemnification agreements with its directors and executive officers that provide for the indemnification described above.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article XII of divine's third amended and restated certificate of incorporation.

Item 16. Exhibits.

Exhibit Number		Description of Exhibit
2.1	(a)	Combination Agreement by and between divine and Delano Technology Corporation, dated as of March 12, 2002 (incorporated herein by reference to Exhibit 2.1 to divine's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2002 (the "Combination Agreement")).
2.1	(b)
Amendment to the Combination Agreement, dated as of May 30, 2002 (incorporated herein by reference to Exhibit 2.1 to divine's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 31, 2002).
4.1
Specimen stock certificate representing divine's Class A common stock (incorporated herein by reference to Exhibit 4.1 to divine's Registration Statement on Form S-1, File No. 333-92851 (the "IPO Registration Statement")).
4.2
Rights Agreement, dated as of February 12, 2001, between divine interVentures, inc. and Computershare Investor Services, LLC, as Rights Agent, including the form of Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.001 per share, as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 1 to divine's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 13, 2001).
4.3
Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 2 to divine's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on July 23, 2001).
4.4
Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 3 to divine's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on August 20, 2001).
4.5
Amendment No. 3 to Rights Agreement, dated as of May 29, 2002, between divine and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registration Statement on Form 8-A/A of divine filed with the SEC on June 4, 2002.)
5.1		Opinion of Bell, Boyd & Lloyd LLC as to the validity of the securities being registered.
8.1		Opinion of Osler, Hoskin & Harcourt LLP regarding Canadian tax matters.
23.1		Consent of Bell, Boyd & Lloyd LLC (included in Exhibit 5.1).
23.2		Consent of KPMG LLP, with respect to the financial statements of divine, inc.
23.3		Consent of Luboshitz Kasierer, with respect to the financial statements of Emicom Group, Inc.
23.4		Consent of Ernst & Young LLP, with respect to the financial statements of Data Return Corporation.

23.5	Consent of KPMG LLP, with respect to the financial statements of RoweCom Inc.
23.6	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Form of Plan of Arrangement under Section 182 of the Business Corporations Act (Ontario), which is Exhibit C to the Combination Agreement.
99.2	Appendix 1 to the Plan of Arrangement.
99.3	Form of Exchangeable Share Support Agreement by and between divine and Delano Technology Corporation, the form of which is Exhibit D to the Combination Agreement.
99.4	Form of Voting and Exchange Trust Agreement by and between divine and Delano Technology Corporation, the form of which is Exhibit E to the Combination Agreement.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on June 28, 2002.

divine, inc.
By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below hereby appoints Andrew J. Filipowski, Michael P. Cullinane, and Jude M. Sullivan and each of them severally, acting alone and without the others, his true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate, and any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on June 28, 2002.

Signature	Title

/s/ ANDREW J. FILIPOWSKI Andrew J. Filipowski	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ MICHAEL P. CULLINANE Michael P. Cullinane	Executive Vice President, Chief Financial Officer, Treasurer (principal financial and accounting officer), and Director
/s/ PAUL L. HUMENANSKY Paul L. Humenansky	President, Chief Operating Officer, and Director
Tommy Bennett	Director

/s/ JAMES E. COWIE James E. Cowie	Director
/s/ JOHN COOPER John Cooper	Director
Michael H. Forster	Director
Arthur W. Hahn	Director
J. Kevin Nater	Director

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
HOW WE WILL ISSUE OUR CLASS A COMMON STOCK TO YOU
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
LEGAL MATTERS
EXPERTS
DOCUMENTS INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY